Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS
AND FORECASTED SECOND HALF 2005 SALES AND EPS RANGES

          Pleasanton, California, August 17, 2005 -- Ross Stores, Inc. (ROST) today reported earnings per share for the 13 weeks ended July 30, 2005 of $.29, compared to $.21 as restated for the 13 weeks ended July 31, 2004.  Net earnings for the second quarter ended July 30, 2005 were $42.3 million, compared to $32.2 million as restated for the 13 weeks ended July 31, 2004.  Earnings results for the quarter ended July 31, 2004 included a non-cash, after-tax charge of $11.0 million, or $.07 per share, related to the write-down of the Company’s former corporate headquarters and distribution center in Newark, California.  Current year second quarter sales rose 16% to $1.172 billion, from $1.009 billion for the quarter ended July 31, 2004.  Comparable store sales for the period increased 7% over the prior year.

          For the six months ended July 30, 2005, earnings per share totaled $.62, compared to $.53 as restated for the six months ended July 31, 2004.  Net earnings for the six months ended July 30, 2005 were $92.3 million, compared to $80.4 million as restated for the same period in the prior year.  Again, results for the first six months of 2004 included the charge relating to the former headquarters and distribution center.  Sales for the first six months of 2005 rose 15% to $2.296 billion, with same store sales up 5% over the prior year period.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Sales trends improved during the quarter, led by strength in Juniors and Shoes, which we believe bodes well for our back-to-school business.  At the same time, operating margin continued to be affected by higher-than-expected markdowns combined with an increase in distribution center costs as a percent of sales.  While partially offset by leverage on occupancy and other expenses from the 7% gain in same store sales, these factors resulted in an approximate 120 basis point decline in operating margin for the second quarter of 2005, excluding the prior year impact of the aforementioned write-down.”

          “Markdowns year-to-date have consistently been higher than planned.  Although residual inventory issues from 2004 and modest volatility around actual-versus-plan sales had an impact on markdown activities, we believe that the internal learning curve related to numerous new system processes, procedures and information flow also has contributed to higher markdown levels.  We believe we have addressed most of these transitional issues and that their overall impact on margins should diminish going forward.  Nevertheless, as previously reported, higher-than-expected clearance balances at the end of the second quarter are expected to pressure both third quarter gross margin and earnings per share,” said Mr. Balmuth.

          The Company now projects the following same store sales and earnings per share ranges for the balance of fiscal 2005:

•

For the third quarter ending October 29, 2005, the Company expects same store sales to increase 6% to 7% on top of the 3% decline in the prior year and forecasts earnings per share to be in the range of $.28 to $.30, compared to $.25 as restated for the third quarter ended October 30, 2004.

•

For the fourth quarter ending January 28, 2006, the Company expects same store sales to increase 2% to 3% on top of flat comparable store sales in the prior year and forecasts earnings per share to be in the range of $.45 to $.48, compared to $.35 as restated in the fourth quarter ended January 29, 2005.

          Mr. Balmuth concluded, “Solid cash flows year-to-date continue to provide the resources to fund capital investments in new store growth and infrastructure, as well as the Company’s stock repurchase and dividend programs.  During the first six months of 2005, we repurchased 3.2 million shares of common stock for an aggregate of $89.0 million and ended the quarter with 146.2 million shares of common stock outstanding.  Approximately $86 million remains available under the current stock repurchase authorization, which we expect to complete by the end of fiscal 2005.”

          The Company will provide additional details concerning its second quarter results, projected second half guidance and its longer-term business outlook on a conference call to be held on Wednesday, August 17, 2005 at 11:00 a.m. Eastern time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com.  A recorded version of the call will also be available until at least the end of the month at the website address and via a telephone recording through August 24, 2005 at 402-220-5900, PIN #2342.

          Forward-Looking Statements:  This press release and the conference call recording and transcript on the Company’s website contain forward-looking statements regarding planned new store growth and expected sales and earnings levels and forward-looking statements concerning the Company’s distribution centers and information systems, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company’s ability to effectively operate and integrate various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin and greater than planned operating costs. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2004.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

* * * * *

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2004 revenues of $4.2 billion.  As of July 30, 2005, the Company operated 682 Ross stores and 13 dd’s DISCOUNTS® stores, compared to 616 Ross locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS® features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

* * * *

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Six Months Ended

($000, except stores and per share data, unaudited)	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004

Sales	$1,171,862	$1,008,600	$2,295,799	$2,000,492
Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	916,214	773,716	1,775,530	1,524,882
Selling, general and administrative	186,604	163,651	369,340	325,147
Impairment of long-lived assets	0	18,000	0	18,000
Interest (income) expense, net	(580)	336	(878)	506

Total costs and expenses	1,102,238	955,703	2,143,992	1,868,535
Earnings before taxes	69,624	52,897	151,807	131,957
Provision for taxes on earnings	27,345	20,683	59,478	51,596

Net earnings	$42,279	$32,214	$92,329	$80,361
Earnings per share
Basic	$0.29	$0.22	$0.63	$0.54
Diluted	$0.29	$0.21	$0.62	$0.53
Weighted average shares outstanding (000)
Basic	145,102	148,106	145,555	148,998
Diluted	147,321	150,903	147,894	152,148
Stores open end of period	695	616	695	616

ROSS STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

($000, unaudited)	July 30, 2005	July 31, 2004

		As Restated
ASSETS
Current Assets
Cash and cash equivalents	$119,397	$64,353
Short-term investments	25,800	44,000
Accounts receivable	35,371	27,876
Merchandise inventory	975,846	897,542
Prepaid expenses and other	51,060	53,711
Deferred income taxes	8,968	25,047

Total current assets	$1,216,442	$1,112,529
Property and equipment, net	608,874	509,681
Other long-term assets	53,025	58,007

Total assets	$1,878,341	$1,680,217

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable, accrued expenses and other	$807,235	$727,089
Income taxes payable	—	(2,248)

Total current liabilities	$807,235	$724,841
Long-term debt	50,000	50,000
Other long-term liabilities	115,127	110,023
Deferred income taxes	96,767	75,006
Stockholders’ equity	809,212	720,347

Total liabilities and stockholders’ equity	$1,878,341	$1,680,217

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended

($000, unaudited)	July 30, 2005	July 31, 2004

		As Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$92,329	$80,361
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	52,764	45,619
Deferred income taxes	4,566	(5,173)
Tax benefit from equity issuance	17,430	7,473
Impairment of long-lived assets	—	18,000
Change in assets and liabilities:
Merchandise inventory	(122,734)	(56,051)
Other current assets, net	(8,521)	(26,827)
Accounts payable	89,727	30,033
Other current liabilities	13,283	(11,633)
Other long-term, net	1,147	18,967

Net cash provided by operating activities	139,991	100,769

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(96,200)	(60,118)
Sales (purchases) of short-term investments, net	41,600	(44,000)

Net cash used in investing activities	(54,600)	(104,118)

CASH FLOWS USED IN FINANCING ACTIVITIES
Issuance of common stock related to stock plans	28,391	11,218
Treasury stock purchased	(5,960)	(8,447)
Repurchase of common stock	(89,009)	(123,847)
Dividends paid	(14,747)	(12,768)

Net cash used in financing activities	(81,325)	(133,844)

Net increase (decrease) in cash and cash equivalents	4,066	(137,193)

Cash and cash equivalents:
Beginning of period	115,331	201,546

End of period	$119,397	$64,353

NON-CASH INVESTING ACTIVITIES
Straight-line rent capitalization in build-out period	$1,608	$3,439